PFF BANCORP, INC. REPORTS 32 PERCENT INCREASE IN
EARNINGS PER SHARE

Pomona, Calif. -- January 20, 2004 -- PFF Bancorp, Inc. (NYSE:PFB), the holding company for PFF Bank & Trust (the "Bank") today reported a 32 percent increase in earnings per diluted share ("EPS") for the quarter ended December 31, 2003.  EPS increased to $0.66 for the current quarter from $0.50 for the comparable period of 2002 (adjusted for the 40 percent stock split effected in the form of a stock dividend paid on September 5, 2003, to shareholders of record on August 15, 2003).  Net earnings rose 28 percent or $2.4 million to $11.1 million for the quarter ended December 31, 2003, from $8.7 million for the comparable period of 2002.  Net earnings for the current quarter includes approximately $880,000, or $0.05 per diluted share arising from net gains on sales of investment securities.

The growth in net earnings reflects a $5.4 million or 19 percent increase in net interest income from $28.1 million for the quarter ended December 31, 2002, to $33.5 million for the current quarter.  Net interest spread increased to 4.06% for the current quarter from 3.97% for the previous quarter and 3.59% for the quarter ended December 31, 2002.  The 9 basis point sequential quarter expansion in net interest spread was attributable to a 13 basis point decrease in average cost of interest-bearing liabilities partially offset by a 4 basis point decrease in average yield on interest-earning assets. Larry M. Rinehart, President and CEO commented, "The strength of the Southern California economy coupled with our strong retail deposit and loan origination franchises is continuing to drive our interest spread and net earnings to record levels."

Total assets increased $255.0 million or 8 percent during the quarter to $3.46 billion, of which $239.3 million or 94 percent of this growth was in loans receivable, net.  Asset growth was funded with a combination of deposits and Federal Home Loan Bank Advances, which increased $21.9 million and $215.0 million, respectively during the current quarter.

The Company's successful transition to a higher margin business model is evidenced by the growth in lower cost passbook, money market, NOW and other demand accounts ("core deposits") and higher yield construction, commercial business, commercial real estate and consumer loans (the "Four-Cs").

  Core deposits increased $48.0 million during the quarter to $1.54 billion or 65 percent of total deposits.  One year ago core deposits were $1.35 billion or 59 percent of total deposits.  The average cost of core deposits was 0.88% for the current quarter compared to 0.93% for the prior quarter and 1.54% for the comparable period of 2002.

  The aggregate disbursed balance of the Four-Cs increased $6.4 million during the quarter to $1.30 billion or 44 percent of loans receivable, net.  One year ago the Four-Cs were $1.21 billion or 45 percent of loans receivable, net.  The decrease in the percentage of the loan portfolio comprised by the Four-Cs was attributable to a higher level of growth in the one-to-four family mortgage portfolio.  The robust housing market has also contributed to a significantly higher level of turnover in the construction loan portfolio.  Principal paydowns on the Four-Cs were $435.9 million and $1.23 billion, respectively for the three and nine months ended December 31, 2003 compared to $316.4 million and $878.8 million, respectively, for the comparative periods of the prior year.

Four-Cs originations were $413.0 million or 85 percent of total originations for the current quarter, compared to $526.6 million or 82 percent of total originations last quarter and $403.8 million or 79 percent of total originations for the comparable period of the prior year.   Accordingly, the decrease in the proportion of the loan portfolio comprised by the Four-Cs was attributable to the increase in principal paydowns noted above along with significant growth in the one-to-four family mortgage portfolio arising from loan purchases. Loan purchases were $343.5 million for the current quarter compared to $178.8 million for the prior quarter and $124.5 million for the comparable period of 2002.  Substantially all of the Company's loan purchases were one-to-four family mortgages.

Non-interest income increased $2.2 million or 45 percent between the quarters ended December 31, 2002, and 2003 to $7.1 million.  The increase was primarily due to the $1.5 million net gain from sales of various corporate debt and equity securities. The sales were initiated primarily to reduce the Bancorp's investment in a marketable equity security, which has and continues to perform exceptionally well.  As a result of the exceptional price performance of this security, prudent risk diversification required that the investment be reduced, although not eliminated to reduce concentration in any single security.

Strong growth in core deposits was reflected in deposit and related fees, which rose from $2.5 million for the quarter ended December 31, 2002, to $2.8 million for the current quarter.  A 21 percent increase in loan principal paydowns from $504.6 million for the quarter ended December 31, 2002, to $608.5 million for the current quarter contributed to an increase in loan and servicing fees from $1.4 million for the quarter ended December 31, 2002, to $1.8 million for the current quarter.  The Company's current policy of minimizing long-term interest rate risk exposure by selling virtually all of the 15 and 30 year fixed rate mortgages it originates resulted in a $58,000 gain on sale of loans, net for the current quarter compared to $69,000 for the quarter ended December 31, 2002.

General and administrative expense increased $3.6 million or 21 percent between the quarters ended December 31, 2002 and 2003 to $21.1 million.  The increase in general and administrative expense was primarily attributed to the area of compensation and benefits as the Company has continued to hire experienced banking and investment advisory personnel to support its community banking loan and deposit operations and, through Glencrest Investment Advisors, Inc., wealth management activities.  The continued strong upward momentum in the Company's stock price has also contributed to an increase in benefit related compensation expense (principally the Employee Stock Ownership Plan) from $1.5 million for the quarter ended December 31, 2002 to $3.3 million for the current quarter.

Foreclosed asset operations expense, net, increased to $302,000 for the current quarter primarily due to the additional write-down of $191,000 to the realizable value of the jewelry inventory repossessed by the Bank.  The commercial business loan that gave rise to this repossessed jewelry inventory has been discussed in previous quarters' earnings releases as well as in the Company's March 31, 2003 Form 10-K.  In addition to the write-down of the repossessed jewelry inventory, the Bank received net proceeds of $413,000 from sales of the repossessed jewelry inventory resulting in a remaining balance totaling $30,000 at December 31, 2003, which is scheduled to be sold by March 31, 2004.

Non-accrual loans were $12.7 million or 0.37 percent of gross loans at December 31, 2003, compared to $22.5 million or 0.69 percent of gross loans at September 30, 2003, and $18.6 million or 0.59 percent of gross loans at March 31, 2003.  Non-accrual loans decreased by $9.7 million during the current quarter primarily due to the $4.1 million payoff of a construction loan and the discounted payoff of a $4.5 million commercial business loan to an investment company. Additionally, a $2.1 million tract construction loan on a residential subdivision located in La Quinta, California was upgraded to accrual status during the current quarter.

At December 31, 2003, the allowance for loan losses was $30.7 million or 0.88 percent of gross loans and 242 percent of non-accrual loans compared to $30.4 million or 0.93 percent of gross loans and 135 percent of non-accrual loans at September 30, 2003.  The Company recorded a $120,000 provision for loan losses for the quarter ended December 31, 2003, compared to $1.6 million last quarter and $500,000 for the quarter ended December 31, 2002.  The lower provision for loan losses during the current quarter is primarily due to a specific loan loss provision of $1.2 million on a construction loan located in Murrieta, California, partially offset by a recovery of $886,000 on a $4.9 million participating interest in a commercial loan to a Southern California garment manufacturer which had been substantially charged-off during the previous fiscal year and a $227,000 better than expected outcome from the discounted payoff of the $4.5 million commercial loan noted earlier.  Additionally, the lower provision for loan losses is attributable to an overall lowering of the risk inherent in the loan portfolio due to the increase in the percentage of the loan portfolio comprised by one-to-four family mortgages and a lower balance of non-accrual loans.

During the current quarter, the Company did not repurchase any shares of its common stock.  Fiscal year-to-date, the Company has repurchased 23,100 shares at a weighted average price of $24.26 per share.  As of December 31, 2003, 791,280 shares remain under an 840,000-share repurchase authorization adopted by the Company's Board of Directors on March 26, 2003.

At December 31, 2003, the Company was conducting its business through 26 full-service banking branches, two registered investment advisory offices, two trust offices, a Southern California regional loan center, an office providing diversified financial services to home builders and two loan origination offices in Northern California.

The Company will host a conference call at 8:30 A.M. PDT on Wednesday, January 21, 2004, to discuss its financial results. The conference call can be accessed by dialing 1-800-340-5258 and referencing conference I.D. 4660667.  An audio replay of this conference call will be available through Friday, January 30, 2004, by dialing 1-800-642-1687 and referencing the conference I.D. above.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's strategic objectives. These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties. The Company's actual results or performance, may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

Contact Larry M. Rinehart, President and CEO or Gregory C. Talbott, Executive Vice President, CFO, PFF Bancorp, Inc. 350 So. Garey Avenue, Pomona, CA 91766, (909) 623-2323.

PFF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)
	December 31,	March 31,
	2003	2003
ASSETS
Cash and cash equivalents	$ 37,791	$ 50,323
Loans held for sale at lower of cost or fair value	1,720	3,327
Investment securities held-to-maturity (estimated fair value of
$5,898 at December 31, 2003, and $5,957 at March 31, 2003)	5,745	5,753
Investment securities available-for-sale, at fair value	63,352	94,094
Mortgage-backed securities available-for-sale, at fair value	284,061	215,266
Collateralized mortgage obligations available-for-sale, at fair value	-	15,200
Loans receivable, net	2,971,474	2,688,950
Federal Home Loan Bank (FHLB) stock, at cost	36,250	26,610
Accrued interest receivable	13,715	14,162
Assets acquired through foreclosure, net	807	75
Property and equipment, net	26,480	23,325
Prepaid expenses and other assets	19,024	16,939
Total assets	$ 3,460,419	$ 3,154,024

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 2,379,080	$ 2,326,108
FHLB advances and other borrowings	722,000	485,385
Accrued expenses and other liabilities	45,653	69,399
Total liabilities	3,146,733	2,880,892
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.01 par value. Authorized 2,000,000
shares; none issued	-	-
Common stock, $.01 par value. Authorized 59,000,000
shares; issued 16,869,879 and 29,311,177; outstanding
16,869,879 and 16,477,453 at December 31, 2003,
and March 31, 2003, respectively	167	208
Additional paid-in-capital	144,177	131,770
Retained earnings, substantially restricted	173,549	150,282
Unearned stock-based compensation	(2,579)	(3,996)
Treasury stock (none and 12,833,474 at December 31, 2003,
and March 31, 2003, respectively)	-	(92)
Accumulated other comprehensive losses	(1,628)	(5,040)
Total stockholders' equity	313,686	273,132
Total liabilities and stockholders' equity	$ 3,460,419	$ 3,154,024

PFF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2003	2002	2003	2002

Interest income:
Loans receivable	$ 41,632	$ 42,510	$ 123,126	$ 127,965
Mortgage-backed securities	2,476	1,663	6,421	6,408
Collateralized mortgage obligations	-	(259)	(327)	689
Investment securities and deposits	1,009	1,742	3,117	5,705
Total interest income	45,117	45,656	132,337	140,767
Interest expense:
Deposits	8,717	12,784	28,203	41,511
Borrowings	2,861	4,737	9,120	15,540
Total interest expense	11,578	17,521	37,323	57,051
Net interest income	33,539	28,135	95,014	83,716
Provision for loan losses	120	500	2,425	3,000
Net interest income after provision for loan losses	33,419	27,635	92,589	80,716

Non-interest income:
Deposit and related fees	2,820	2,524	8,503	7,905
Loan and servicing fees	1,779	1,403	5,166	3,971
Trust fees	597	538	1,760	1,621
Gain on sale of loans, net	58	69	700	192
Gain on sale of securities, net	1,524	-	1,641	-
Loss on trading securities, net	-	(80)	-	(522)
Other non-interest income	357	463	558	547
Total non-interest income	7,135	4,917	18,328	13,714

Non-interest expense:
General and administrative:
Compensation and benefits	12,657	9,249	34,038	27,870
Occupancy and equipment	3,380	3,203	9,509	8,944
Marketing and professional services	2,003	2,185	6,148	5,664
Other non-interest expense	3,020	2,835	8,929	7,471
Total general and administrative	21,060	17,472	58,624	49,949
Foreclosed asset operations, net	302	6	303	(122)
Total non-interest expense	21,362	17,478	58,927	49,827
Earnings before income taxes	19,192	15,074	51,990	44,603
Income taxes	8,106	6,387	21,971	18,596
Net earnings	$ 11,086	$ 8,687	$ 30,019	$ 26,007

Basic earnings per share	$ 0.69	$ 0.52	$ 1.88	$ 1.52
Weighted average shares outstanding for basic
earnings per share calculation	16,146,432	16,676,915	15,967,434	17,151,334

Diluted earnings per share	$ 0.66	$ 0.50	$ 1.81	$ 1.46
Weighted average shares outstanding for diluted
earnings per share calculation	16,864,143	17,356,871	16,615,556	17,852,384

PFF BANCORP, INC. AND SUBSIDIARIES
Selected Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Performance Ratios
Return on average assets (1)	1.32%	1.14%	1.24%	1.15%
Return on average stockholders' equity (1)	14.41%	12.35%	13.61%	11.98%
General and administrative expense to average assets (1)	2.50%	2.30%	2.43%	2.20%
Efficiency ratio (3)	51.78%	52.86%	51.72%	51.27%
Average interest-earning assets to average interest-
bearing liabilities	109.20%	108.93%	108.91%	109.33%

Yields and Costs (1)
Net interest spread	4.06%	3.59%	3.94%	3.54%
Effective interest spread (2)	4.19%	3.79%	4.09%	3.78%
Average yield on interest-earning assets	5.63%	6.14%	5.68%	6.34%
Average cost of interest-bearing liabilities	1.57%	2.55%	1.74%	2.80%
Average yield on loans receivable, net	5.94%	6.48%	6.02%	6.69%
Average yield on securities	3.73%	3.63%	3.51%	4.44%
Average cost of core deposits	0.88%	1.54%	0.96%	1.75%
Average cost of C.D.'s	2.49%	3.16%	2.65%	3.37%
Average cost of total deposits	1.46%	2.22%	1.59%	2.47%
Average cost of FHLB advances and other borrowings	2.04%	4.28%	2.46%	4.37%

Asset Quality
Net (recoveries) charge-offs	$ (148)	$ 109	$ 2,857	$ 4,802
Net (recoveries) charge-offs to average loans receivable, net (1)	(0.02%)	0.02%	0.14%	0.25%

Average Balances
Average total assets	$ 3,366,108	$ 3,037,373	$ 3,221,657	$ 3,020,941
Average interest-earning assets	$ 3,199,056	$ 2,966,976	$ 3,100,235	$ 2,954,858
Average interest-bearing liabilities	$ 2,929,543	$ 2,723,739	$ 2,846,491	$ 2,702,636
Average loans receivable, net	$ 2,794,174	$ 2,616,499	$ 2,720,864	$ 2,545,781
Average securities	$ 328,371	$ 291,961	$ 307,489	$ 328,456
Average core deposits	$ 1,524,777	$ 1,326,060	$ 1,476,308	$ 1,239,689
Average C.D.'s	$ 847,166	$ 958,861	$ 878,382	$ 991,352
Average total deposits	$ 2,371,943	$ 2,284,921	$ 2,354,690	$ 2,231,041
Average FHLB advances and other borrowings	$ 557,600	$ 438,818	$ 491,801	$ 471,595
Average stockholders' equity	$ 307,674	$ 281,318	$ 294,170	$ 289,514

Loan Activity
Total originations	$ 488,481	$ 509,251	$ 1,635,752	$ 1,397,899
One-to-four family	$ 74,556	$ 105,179	$ 275,552	$ 234,240
Multi-family	$ 900	$ 237	$ 4,162	$ 9,956
Commercial real estate	$ 33,045	$ 50,592	$ 140,230	$ 117,349
Construction and land	$ 290,002	$ 269,841	$ 928,570	$ 778,506
Commercial	$ 45,708	$ 49,529	$ 170,484	$ 147,420
Consumer	$ 44,270	$ 33,873	$ 116,754	$ 110,428
Purchases	$ 343,504	$ 124,474	$ 615,567	$ 259,817
Principal repayments	$ 608,498	$ 504,560	$ 1,869,744	$ 1,370,878
Sales	$ 12,208	$ 1,320	$ 38,140	$ 3,495

(1) Computed on an annualized basis.
(2) Net interest income divided by average interest-earning assets.
(3)	Total general and administrative expense divided by net interest income plus non-interest income.

	As of	As of
	December 31,	March 31,
	2003	2003
Asset Quality
Non-accrual loans	$ 12,706	$ 18,572
Non-accrual loans to gross loans	0.37%	0.59%
Non-performing assets to total assets (1)	0.39%	0.59%
Allowance for loan losses	$ 30,689	$ 31,121
Allowance for loan losses to non-accrual loans	241.53%	167.57%
Allowance for loan losses to gross loans	0.88%	0.99%

Capital
Stockholders' equity to assets ratio	9.06%	8.66%
Core capital ratio*	7.86%	8.17%
Risk-based capital ratio*	11.58%	11.85%
Shares outstanding at end of period	16,869,879	16,477,453
Book value per share outstanding	$ 18.59	$ 16.58
Tangible book value per share outstanding (2)	$ 18.52	$ 16.50

Loan and Deposit Balances
Construction loans (3)	$ 511,061	$ 543,085
Commercial business loans	$ 156,442	$ 149,232
Commercial real estate loans	$ 471,981	$ 396,765
Consumer loans	$ 159,959	$ 160,673
One-to-four family loans	$ 1,628,500	$ 1,403,279
Core deposits	$ 1,543,559	$ 1,403,739
C.D.'s	$ 835,521	$ 922,369

(1)	Non-performing assets consist of non-accrual loans and assets acquired through foreclosure, net.
(2) Stated book value minus goodwill.
(3)	Net of undisbursed balances of $464,532 and $405,908 at December 31, 2003 and March 31, 2003, respectively.

* PFF Bank & Trust